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Annual Statement of Compliance
Banc of America Mortgage Trust 2008-A

Banc of America Mortgage Securities, Inc.
214 North Tryon Street
Charlotte, North Carolina 28255

Re:           Banc of America Mortgage Trust 2008-A

Reference is made to the Pooling and Servicing Agreement (the "Agreement") dated January 28, 2008 among Banc of America Mortgage Securities, Inc., as Depositor, Bank of America, National Association, as Servicer, LaSalle Bank National Association, as Securities Administrator, and U.S. Bank National Association, as Trustee.

I, Ellayne R. Famatid, a Vice President of Bank of America, National Association as successor by merger to LaSalle Bank National Association, as Securities Administrator hereby certify that:

          (1) A review of the activities of the Securities Administrator during the preceding calendar year and of the performance of the Securities Administrator under the Agreement has been made under my supervision; and

          (2) To the best of my knowledge, based on such review, the Securities Administrator has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: 3/25/09
Bank of America, National Association as successor by merger to LaSalle Bank National Association, as Securities Administrator

/s/ Ellayne R. Famatid
Ellayne R. Famatid
Vice President

Tel: 312.904.1671
IL4-135-17-16
135 S. LaSalle St, Chicago, IL 60603
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